Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ONCOMED PHARMACEUTICALS, INC.

OncoMed Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

ONE: The name of this corporation is OncoMed Pharmaceuticals, Inc., and the original certificate of incorporation of this corporation was filed with the Secretary of State of the State of Delaware on July 19, 2004.

TWO: This Amended and Restated Certificate of Incorporation, which restates and further amends the provisions of this corporation’s certificate of incorporation, has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the Delaware General Corporation Law.

THREE: The certificate of incorporation of this corporation is hereby amended and restated in its entirety as follows:

FIRST

The name of this corporation is OncoMed Pharmaceuticals, Inc. (the “Corporation”).

SECOND

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH

A. Reverse Stock Split. Without any further action on the part of any stockholders of the Corporation, each 5.7 shares of Class A Common Stock and Class B Common Stock (each as defined below) issued and outstanding immediately prior to the effectiveness of the Registration Statement on Form S-1 (File No. 333-181331) originally filed by the Corporation on May 11, 2012, as amended through the time of effectiveness (the “Registration Statement”), which time shall be recorded in a writing filed with the records of the Corporation (the “Effective Time”), shall be reclassified as one (1) share of Class A Common Stock and Class B Common Stock, respectively, and each 5.7 shares of Series A Preferred, Series B Preferred, Series B-1 Preferred, Series B-2 Preferred and Series B-3 Preferred (each as defined below) issued and outstanding immediately prior to the Effective Time shall be reclassified as one (1) share of Series A Preferred, Series B Preferred, Series B-1 Preferred, Series B-2 Preferred and Series B-3 Preferred, respectively (the “Reverse Stock Split”).

Each stock certificate representing shares of any class or series of Common Stock or Preferred Stock immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of the class or series of Common Stock or Preferred Stock into which such shares shall have been reclassified pursuant to the Reverse Stock Split; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock or Preferred Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more certificates (or book entry shares) evidencing and representing the number of shares of Common Stock or Preferred Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Reverse Stock Split.

No fractional shares shall be issued for shares of Preferred Stock or Common Stock pursuant to the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share of any class or series of Common Stock or Preferred Stock, the Corporation shall, in lieu of issuing any such fractional share, pay cash in an amount equal to the fair value of such fractional share (as determined in good faith by the Board of Directors). All share, per share and dollar references in this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) shall be adjusted for the Reverse Stock Split only as explicity provided herein.

B. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The aggregate number of shares that the Corporation shall have authority to issue is 269,064,086, 142,719,542 shares of which shall be Common Stock, par value of $0.001 per share (the “Common Stock”), and 126,344,544 shares of which shall be Preferred Stock, par value of $0.001 per share (the “Preferred Stock”). The Common Stock shall be divided into 142,675,102 shares of Class A Common Stock (the “Class A Common Stock”), and 44,440 shares of Class B Common Stock (the “Class B Common Stock”). The Preferred Stock may be issued in one or more series. The first series shall consist of 18,000,000 shares and shall be designated the “Series A Preferred”, the second series shall consist of 31,874,999 shares and shall be designated the “Series B Preferred”, the third series shall consist of 61,606,525 shares and shall be designated the “Series B-1 Preferred”, the fourth series shall consist of 8,215,962 shares and shall be designated the “Series B-2 Preferred” and the fifth series shall consist of 6,647,058 shares and shall be designated the “Series B-3 Preferred” (the Series A Preferred, the Series B Preferred, the Series B-1 Preferred, Series B-2 Preferred and Series B-3 Preferred are collectively referred to herein as the “Preferred Stock”).

C. The terms and provisions of the Preferred Stock are as follows:

1. Dividends.

(a) Treatment of Preferred Stock. Holders of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”), dividends at a rate of eight percent (8%) per share of the Original Issue Price (as defined below for each series of Preferred Stock) per annum (the “Dividend Rate”) on each outstanding share of Preferred Stock (as adjusted for stock splits, combinations, recapitalizations, reorganizations and the like that occur after the effectiveness of the filing of this Restated Certificate (the “Filing Effective Date”), other than the Reverse Stock Split), out of any assets at the time legally available therefor, payable in preference and priority to any Distribution on the Common Stock. No dividends other than those payable solely in Common Stock shall be paid or set aside for payment on any Common Stock unless and until (i) the aforementioned dividends are paid on each outstanding share of Preferred Stock, and (ii) a dividend is paid with respect to all outstanding shares of Preferred Stock in an amount equal to or greater than the aggregate amount of dividends which would be payable to a holder of Preferred Stock if, immediately prior to such dividend payment on Common Stock, such share of Preferred Stock had been converted into Common Stock. The Board of Directors is under no obligation to declare dividends, no rights shall accrue to the holders of Preferred Stock by reason of the fact that dividends are not declared or paid in any calendar year, and any dividends declared shall be noncumulative. The Corporation shall make no Distribution (as defined below) to the holders of shares of Common Stock except in accordance with this Section 1(a).

(b) Distribution. “Distribution” means the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Corporation for cash or property other than (i) repurchases of shares of Common Stock issued to or held by employees, consultants, officers, directors or advisors of the Corporation at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, and (ii) repurchases of Common Stock issued to or held by employees, consultants, officers, directors or advisors of the Corporation pursuant to rights of first refusal contained in agreements providing for such right at the lower of the original cost, the fair market value or as otherwise approved by the Board of Directors.

(c) Consent to Certain Repurchases. As authorized by Section 402.5(c) of the General Corporation Law of California, Sections 502 and 503 of the General Corporation

Law of California, to the extent otherwise applicable, shall not apply with respect to Distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors at a price not greater than the amount paid by such person for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase.

(d) Original Issue Price. The Original Issue Price of the Series A Preferred shall be $1.00 (and, following the Effective Time, shall be deemed to be $5.70) per share, the Original Issue Price of the Series B Preferred shall be $1.40 (and, following the Effective Time, shall be deemed to be $7.98) per share, the Original Issue Price of the Series B-1 Preferred shall be $1.70 (and, following the Effective Time, shall be deemed to be $9.69) per share, the Original Issue Price of the Series B-2 Preferred shall be $2.13 (and, following the Effective Time, shall be deemed to be $12.141) per share, and the Original Issue Price of the Series B-3 Preferred shall be $1.70 (and, following the Effective Time, shall be deemed to be $9.69) per share.

2. Liquidation Rights.

(a) Liquidation Preference. In the event of any Liquidation (as defined below), either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to holders of Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the Liquidation Preference. “Liquidation Preference” shall mean, (i) with respect to a share of Series A Preferred, (A) prior to the Effective Time, $1.00 per share and (B) from and after the Effective Time, $5.70 (in each case as adjusted for stock splits, combinations, recapitalizations, reorganizations and the like that occur after the Filing Effective Date, other than the Reverse Stock Split) plus declared or accumulated but unpaid dividends (if any) on such share of Series A Preferred, (ii) with respect to a share of Series B Preferred, (A) prior to the Effective Time, $1.40 per share and (B) from and after the Effective Time, $7.98 per share (in each case as adjusted for stock splits, combinations, recapitalizations, reorganizations and the like that occur after the Filing Effective Date, other than the Reverse Stock Split) plus declared or accumulated but unpaid dividends (if any) on such share of Series B Preferred, (iii) with respect to a share of Series B-1 Preferred, (A) prior to the Effective Time, $1.70 per share and (B) from and after the Effective Time, $9.69 per share (in each case as adjusted for stock splits, combinations, recapitalizations, reorganizations and the like that occur after the Filing Effective Date, other than the Reverse Stock Split) plus declared or accumulated but unpaid dividends (if any) on such share of Series B-1 Preferred, (iv) with respect to a share of Series B-2 Preferred, (A) prior to the Effective Time, $2.13 per share and (B) from and after the Effective Time, $12.141 per share (in each case as adjusted for stock splits, combinations, recapitalizations, reorganizations and the like that occur after the Filing Effective Date, other than the Reverse Stock Split) plus declared or accumulated but unpaid dividends (if any) on such share of Series B-2 Preferred, and (v) with respect to a share of Series B-3 Preferred, (A) prior to the Effective Time, $1.70 per share and (B) from and after the Effective Time, $9.69 per share (in each case as adjusted for stock splits, combinations, recapitalizations, reorganizations and the like that occur after the Filing Effective Date, other than the Reverse Stock Split) plus declared or accumulated but unpaid dividends (if any) on such share of Series B-3 Preferred. If, upon a Liquidation, the assets to be distributed among the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full preferential amounts which each such holder would otherwise be entitled to receive pursuant to this Section 2(a).

(b) Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amounts specified in Section 2(a) above, no further payments shall be made to the holders of Preferred Stock by reason thereof, and any remaining assets of the Corporation shall be distributed with equal priority and pro rata among the holders of the Series A Preferred, Series B Preferred and Series B-1 Preferred and holders of the Common Stock in proportion to the number of shares of Common Stock held by them, treating in such circumstances each share of Series A Preferred, Series B Preferred and Series B-1 Preferred as if it had been converted into Common Stock at the then-applicable Conversion Rate (as defined below).

(c) Reorganization. For purposes of this Section 2, a “Liquidation” shall be deemed to be occasioned by, or to include, (i) any liquidation, dissolution or winding up of the Corporation; (ii) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes), other than by means of a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, at least a majority of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; and (iii) a sale or other conveyance of all or substantially all of the assets of the Corporation, by means of a transaction or series of transactions.

(d) Determination of Value if Proceeds Other than Cash. If any assets of the Corporation distributed to stockholders in connection with any Liquidation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors; provided, however, that any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange or through the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

(iii) For the purposes of this Section 2(d), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

3. Conversion. The Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid and nonassessable shares of Class A Common Stock determined by dividing the Original Issue Price for such relevant series by the Conversion Price for such series. The “Conversion Price” for any series of Preferred Stock shall initially be the Original Issue Price of such series of Preferred Stock, and shall be subject to adjustment as provided for herein. The number of shares of Class A Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for such series. Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 3, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Class A Common Stock at the-then effective Conversion Rate for such share: (i) upon the affirmative vote (or, if later, upon the effective date for conversion specified in such vote) of at least seventy percent (70%) of the Preferred Stock, voting together as a single class on an as converted to Class A Common Stock basis; provided, however, that in the event of a conversion in connection with a Liquidation in which the holders of the Preferred Stock will receive less than their full Liquidation Preference, such automatic conversion shall require the affirmative vote of eighty-five percent (85%) of the Series A Preferred, Series B Preferred and Series B-1 Preferred, voting together as a single class on an as converted to Class A Common Stock basis; or (ii) immediately prior to the consummation of a firmly underwritten public offering pursuant to an effective registration statement on Form S-1 (or any successor form) under the Securities Act of 1933, as amended (the “Securities Act”), at a per share price to the public of at least $4.00 (which per share price, following the Effective Time, shall be deemed to be $22.80) (as appropriately adjusted for any stock splits, stock dividends, reclassifications or recapitalizations or the like that occur after the Filing Effective Date, other than the Reverse Stock Split) and with net proceeds to the Corporation of at least $40,000,000 (after deducting underwriting commissions and offering expenses) (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Class A Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay the fair market value cash equivalent of such fractional share as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated together, and any resulting fractional share of Class A Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Class A Common Stock, and to receive certificate(s) therefor, such holder shall surrender the Preferred Stock certificate or certificates, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert such shares; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates or book entry shares evidencing the shares of Class A Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of Class A Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates or book entry shares evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after delivery of the Preferred Stock certificate(s), issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates or book entry shares for the number of shares of Class A Common Stock to which he, she or it shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class A Common Stock, plus any declared or accumulated but unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Class A Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.

(d) Adjustments for Subdivisions or Combinations of Common Stock. If at any time or from time to time after the Filing Effective Date, the outstanding shares of Class A Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Class A Common Stock without a corresponding subdivision of the Preferred Stock, then each of the Conversion Prices in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. Conversely, if at any time or from time to time after the Filing Effective Date, the outstanding shares of Class A Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Class A Common Stock without a corresponding combination of the Preferred Stock, then each of the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock or Convertible Securities (as defined below), then and in each such event each of the Conversion Prices in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable (including the number of shares of Common Stock which the Convertible Securities are convertible into, exercisable for, or exchangeable for) in payment of such dividend or distribution.

Notwithstanding the foregoing, (x) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each of the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter each Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (y) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock or Convertible Securities in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(f) Adjustments for Reclassification, Exchange and Substitution. If at any time or from time to time after the Filing Effective Date, the Class A Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), concurrently with the effectiveness of such reorganization or reclassification, the Preferred Stock shall be convertible into, in lieu of the number of shares of Class A Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Class A Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

(g) Adjustments for Reorganization, Merger, Consolidation or Sale of Assets. If at any time or from time to time after the Filing Effective Date, the Class A Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by a merger or consolidation of this Corporation with or into another entity, or the sale of all or substantially all of this Corporation’s properties and assets to any other person or entity (other than as provided for elsewhere in this Section 3 or a transaction subject to Section 2 above) then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the then outstanding Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor entity resulting from such merger or consolidation or sale, to which a holder of Class A Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the then outstanding Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 3 (including adjustments of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(h) Adjustments for Dilutive Issuances.

(i) If at any time or from time to time after the Filing Effective Date, the Corporation shall issue or sell (or is deemed by the express provisions of paragraph (iii) to have issued or sold) any shares of Common Stock for a consideration per share less than the then-effective Conversion Price for a series of Preferred Stock, then immediately upon such issue or sale, the then-existing applicable Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price (calculated to the nearest cent) determined by multiplying the applicable Conversion Price by a fraction:

(A) the numerator of which shall be the number of shares of Calculated Securities (as defined below) outstanding immediately prior to such issue or sale, plus the number of shares of Common Stock that the Aggregate Consideration (as defined below) received by the Corporation for the total number of shares of Common Stock so issued or sold would purchase at the then-existing applicable Conversion Price, and

(B) the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold.

“Calculated Securities” means (A) all shares of Common Stock actually outstanding and (B) all outstanding Convertible Securities (as defined below) on an as-exercised, as converted to Common Stock basis. “Convertible Securities” shall mean any bonds, debentures, notes or other evidences of indebtedness, options, warrants, shares (including, but not limited to, shares of Preferred Stock) or any other securities convertible into, exercisable for, or exchangeable for Common Stock.

(ii) No adjustment shall be made to any applicable Conversion Price for a series of Preferred Stock in an amount less than one cent per share. Any adjustment required by this Section 3(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to such Conversion Price for such series.

(iii) For the purpose of making any adjustment under this Section 3(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company prior to any deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale, and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board of Directors, and (C) if shares of Common Stock, Convertible Securities or rights or options to purchase either shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such shares of Common Stock or Convertible Securities or rights or options.

(iv) For the purposes of paragraph (i) above, none of the following issuances shall be considered the issuance or sale of Common Stock:

(A) The issuance of any Common Stock or Convertible Securities (and the Common Stock issued upon exercise or conversion thereof) as a dividend on the Corporation’s capital stock.

(B) The issuance of shares of, or options to purchase shares of, Common Stock (and the Common Stock issued upon exercise of such options) to employees, consultants or directors pursuant to stock purchase or stock option plans or any other arrangement approved by the Board of Directors, including a majority of the Preferred Directors, as defined in Section 4(c)(ii) below. Such shares of Common Stock issued pursuant to this subsection shall be adjusted for any subdivisions and combinations and shall include shares repurchased by the Company and any cancellation or expiration of options to purchase these shares.

(C) The issuance of shares of Common Stock or Convertible Securities (and the Common Stock issued upon conversion and/or exercise thereof) to lenders, financial institutions or equipment lessors in connection with equipment financing arrangements approved by the Board of Directors.

(D) The issuance of Common Stock or Convertible Securities pursuant to the acquisition of another entity by the Corporation by merger, purchase of substantially all of the assets or shares, or other reorganization whereby the Corporation or its stockholders own not less than a majority of the voting power of the surviving or successor entity, or the acquisition of technology or other intellectual property by outright purchase or exclusive license, in each case as approved by the Board of Directors.

(E) The issuance of shares of Common Stock issued upon conversion of shares of Preferred Stock or Class B Common Stock in accordance with this Restated Certificate.

(F) The issuance of shares of Series B-1 Preferred and Series B-3 Preferred (and the Common Stock issued upon conversion thereof) in an amount no greater than the aggregate number of shares of Series B-1 Preferred and Series B-3 Preferred authorized by this Restated Certificate.

(G) The issuance of shares of Common Stock issued in a registered public offering under the Securities Act.

(H) All shares of Common Stock and Convertible Securities outstanding as of the date of filing of this Restated Certificate.

(v) For the purposes of paragraph (i) above, the following subparagraphs (A) to (C), inclusive, shall also be applicable:

(A) In the event the Corporation at any time or from time to time after the Filing Effective Date shall grant any rights to subscribe for, or any rights or options to purchase, Convertible Securities, whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share.

(B) In the event the Corporation at any time or from time to time after the Filing Effective Date the Corporation shall issue or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the conversion price have been or are to be made pursuant to other provisions of this paragraph (iii), no further adjustment of the conversion price shall be made by reason of such issue or sale.

(C) In case at any time any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock, or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined by the Board of Directors. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued in connection with any merger of another corporation into the Corporation, the amount of consideration therefor shall be deemed to be the fair value of the assets of such merged corporation as determined by the Board of Directors after deducting therefrom all cash and other consideration (if any) paid by the Corporation in connection with such merger.

(i) No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action taken, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out of all the provision of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(j) Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish to such holder a like certificate setting forth (i) any and all adjustments or readjustment made to the Preferred Stock since the date of filing of this Restated Certificate, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(k) Notices of Record Date. In the event that the Corporation shall propose at any time (i) to declare any dividend; (ii) to effect any reclassification or recapitalization; or (iii) to effect a Liquidation; then, in connection with each such event, the Corporation shall send to the holders of Preferred Stock at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, Distribution or subscription rights (and specifying the date on which the holders of stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clause (iii) above.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4. Voting.

(a) Except as otherwise expressly provided herein or as required by law, the holders of the Series A Preferred, Series B Preferred, Series B-1 Preferred, Series B-2 Preferred, Series B-3 Preferred and Common Stock shall vote together and not as separate classes.

(b) Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder could be converted as of the record date. The holders of Preferred Stock shall be entitled to vote on all matters on which the Class A Common Stock shall be entitled to vote. The holders of Preferred Stock Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Fractional votes shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be disregarded.

(c) Election of Directors. The size of the Board of Directors shall be nine (9) members. At each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors:

(i) For so long as not less than 2,000,000 shares of the Series A Preferred (as adjusted for stock splits, combinations, recapitalizations, reorganizations and the like that occur after the Filing Effective Date, including the Reverse Stock Split) remain outstanding, the holders of the Series A Preferred, voting together as a single, separate class, shall be entitled to elect two (2) members of the Board of Directors (the “Series A Directors”), to remove such directors from office and to fill any vacancy caused by the resignation, death or removal of such directors; provided, however, that in the event there are no shares of Preferred Stock outstanding, such members of the Board of Directors shall be elected and removed by the holders of a majority of the outstanding shares of Common Stock, voting as a separate class.

(ii) For so long as not less than 5,000,000 shares of the Series B Preferred and/or the Series B-1 Preferred (as adjusted for stock splits, combinations, recapitalizations, reorganizations and the like that occur after the Filing Effective Date, including the Reverse Stock Split) remain outstanding, the holders of the Series B Preferred and the Series B-1 Preferred, voting together as a single, separate class, shall be entitled to elect five (5) members of the Board of Directors (the “Series B Directors”, and collectively with the Series A Directors, the “Preferred Directors”), to remove such directors from office and to fill any vacancy caused by the resignation, death or removal of such directors; provided, however, that in the event there are no shares of Preferred Stock outstanding, such members of the Board of Directors shall be elected and removed by the holders of a majority of the outstanding shares of Common Stock, voting as a separate class.

(iii) The holders of Class A Common Stock, voting as a single, separate class, shall be entitled to elect one (1) member of the Board of Directors, to remove such director from office and to fill any vacancy caused by the resignation, death or removal of such director.

(iv) The holders of a majority of the outstanding shares of Series A Preferred, Series B Preferred, Series B-1 Preferred and Class A Common Stock, voting together as a single class on an as-converted basis, shall be entitled to elect one (1) member of the Board of Directors, to remove such director from office and to fill any vacancy caused by the resignation, death or removal of such director.

5. Amendments and Changes.

(a) Approval by Series A Preferred, Series B Preferred and Series B-1 Preferred. Notwithstanding Section 4 above, the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following, without first obtaining (in addition to any other vote required by law or the Certificate of Incorporation) the approval (by vote or written consent as provided by law) of at least seventy percent (70%) of the Series A Preferred, Series B Preferred and Series B-1 Preferred then outstanding, voting together on an as converted to Class A Common Stock basis, as a separate, single class:

(i) consummate any Liquidation;

(ii) acquire all of the equity securities of another entity, or all or substantially all of the assets of another entity, in exchange for equity securities of the Corporation, if the aggregate amount of equity securities to be issued by the Corporation as consideration for such acquisition would constitute more than (a) ten percent (10%) of the capital stock of the Corporation outstanding immediately prior to such acquisition, or (b) $20,000,000;

(iii) change the authorized number of directors of the Corporation;

(iv) pay or declare any Distribution on any shares of the Corporation’s capital stock other than a stock dividend on the Common Stock;

(v) repurchase shares of the Corporation’s stock except in connection with the repurchase of shares of Common Stock issued to or held by officers, employees, consultants or directors upon termination of their employment or services pursuant to agreements providing for the right of said repurchase (including, without limitation, pursuant to the Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith);

(vi) issue any security of any subsidiary of the Corporation other than to the Corporation itself;

(vii) reserve shares of Common Stock for issuance to employees, directors or consultants pursuant to any new incentive agreements, stock purchase or stock option plans, or any other arrangement, or increase the authorized number of shares of Common Stock reserved under any existing incentive agreements, stock purchase or stock option plans, or any other arrangement;

(viii) enter into any material transactions with any affiliate of the Corporation, except as expressly permitted under this Restated Certificate or approved by the Board of Directors (excluding, solely for this purpose, any member of the Corporation’s Board of Directors affiliated with such affiliate);

(ix) incur any aggregate indebtedness (other than trade payables and accrued expenses incurred in the ordinary course of business) in excess of $20,000,000, unless such indebtedness is included in the Corporation’s annual operating budget approved by the Board of Directors; or

(x) create or issue any new class or series of securities having rights, preferences or privileges which are senior to, or pari passu with, the rights of the Series A Preferred, Series B Preferred or Series B-1 Preferred; provided, however, that this Section 5(a)(x) shall not apply to shares of the Corporation’s capital stock issued in connection with a strategic alliance or pursuant to credit or equipment financing arrangements resulting in the issuance, in the aggregate, of no more than ten percent (10%) of the then outstanding capital stock of the Company on a fully diluted as converted basis.

(b) Approval by Series A Preferred. Notwithstanding Section 4 above, the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following, without first obtaining (in addition to any other vote required by law or the Certificate of Incorporation) the approval (by vote or written consent as provided by law) of at least sixty-two percent (62%) of the Series A Preferred then outstanding, voting together as a separate, single class:

(i) increase or decrease the number of shares of Series A Preferred that the Corporation shall have the authority to issue; or

(ii) amend, alter, repeal or waive any provision of this Restated Certificate or Bylaws of the Corporation in a manner that affects the designations, powers, preferences or rights of the Series A Preferred.

(c) Approval by Series B Preferred and Series B-1 Preferred. Notwithstanding Section 4 above, the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following, without first obtaining (in addition to any other vote required by law or the Certificate of Incorporation) the approval (by vote or written consent as provided by law) of at least seventy percent (70%) of the Series B Preferred and Series B-1 Preferred then outstanding, voting together as a separate, single class:

(i) increase or decrease the number of shares of Series B Preferred or Series B-1 Preferred that the Corporation shall have the authority to issue;

(ii) amend, alter, repeal or waive any provision of this Amended and Restated Certificate or Bylaws of the Corporation in a manner that affects the designations, powers, preferences or rights of the Series B Preferred or Series B-1 Preferred.

(d) Approval by Series B-2 Preferred and Series B-3 Preferred. Notwithstanding Section 4 above, the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following, without first obtaining (in addition to any other vote required by law or the Certificate of Incorporation) the approval (by vote or written consent as provided by law) of at least sixty-six and two-thirds percent (66 2/3%) of the Series B-2 Preferred and Series B-3 Preferred then outstanding, voting together as a separate, single class:

(i) increase or decrease the number of shares of Series B-2 Preferred or Series B-3 Preferred that the Corporation shall have the authority to issue; or

(ii) amend or waive any of the provisions of this Restated Certificate or Bylaws of the Corporation in a manner that alters or changes the designations, powers, preferences or rights of the capital stock of the Corporation in a manner which adversely affects the Series B-2 Preferred or Series B-3 Preferred.

6. Redemption. The Preferred Stock is not redeemable.

7. Notices. Any notice required by the provisions of this Article FOURTH to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, if deposited with a nationally recognized overnight courier, or if personally delivered, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

8. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation, and this Restated Certificate shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

D. Common Stock. Except as otherwise provided by law or this Restated Certificate, the Common Stock shall have terms and provisions as follows:

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock. Except as provided in Section D.2 below, the Class A Common Stock and Class B Common Stock shall have identical rights, preferences, privileges and restrictions.

2. Voting Rights. Except as otherwise required by law or this Restated Certificate, each holder of Class A Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as provided by Delaware General Corporation Law, the Class B Common Stock shall be non-voting and shall not be entitled to receive notice of, or to vote at, any meetings of the stockholders of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

3. Dividends. The holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable in cash, in property or in shares of capital stock. The right of the holders of Common Stock to receive dividends is subject to the provisions of the Preferred Stock.

4. Dissolution, Liquidation or Winding Up. Upon a Liquidation, the assets of this corporation shall be distributed as provided in Section 2 of this Article Fourth.

5. Class B Common Stock Automatic Conversion; Redesignation of Class A Common Stock. Immediately prior to the effectiveness of the filing of the Amended and Restated Certificate of Incorporation in substantially the form of Exhibit 3.2 to the Registration Statement (such effectiveness, the “IPO Charter Effectiveness”), each share of Class B Common Stock issued and outstanding immediately prior to the IPO Charter Effectiveness shall automatically be converted into one share of Class A Common Stock (the “Common Stock Conversion”). Upon the conversion of all shares of Class B Common Stock to Class A Common Stock pursuant to the immediately preceding sentence, but also immediately prior to the IPO Charter Effectiveness, each share of Class A Common Stock (including the shares of Class A Common Stock converted from Class B Common Stock pursuant to the preceding sentence) shall be re-designated “Common Stock” and all references in this Restated Certificate to “Class A Common Stock” shall thereafter be deemed to be references to such “Common Stock” (the “Redesignation”). Upon the occurrence of the Common Stock Conversion, each stock certificate that, immediately prior to the Common Stock Conversion, represented shares of Class B Common Stock shall represent that number of shares of Class A Common Stock into which such shares shall have been converted without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Upon the Redesignation, each certificate that represented shares of Class A Common Stock immediately prior to the Redesignation (including any stock certificate representing shares of Class B Common Stock converted into shares of Class A Common Stock pursuant to the Common Stock Conversion, which certificate shall be deemed to represent shares of Class A Common Stock) shall, from and after the Redesignation, be deemed to represent an identical number of shares of “Common Stock” without the need to surrender or exchange such certificates for new certificates bearing the “Common Stock” designation.

6. Status of Converted Common Stock. In the event the Class B Common Stock shall be converted into Class A Common Stock (and immediately thereafter re-designated as Common Stock) pursuant to Section 5 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation, and this Restated Certificate shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

FIFTH

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

B. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors.

SIXTH

A. To the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

B. Any amendment, repeal or modification of the foregoing provisions of this Article SIXTH, or the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article SIXTH, shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

SEVENTH

A. To the fullest extent permitted by applicable law, this Corporation shall provide indemnification of (and advancement of expenses to) such agents of this Corporation (and any other persons to which Delaware law permits this Corporation to provide indemnification) through bylaws provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to this Corporation, its stockholders and others.

B. Any amendment, repeal or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

EIGHTH

The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by law, and all rights conferred upon a stockholder herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 12th day of July, 2013.

OncoMed Pharmaceuticals, Inc.

By:	/s/ Paul J. Hastings
Paul J. Hastings
President and Chief Executive Officer